Exhibit 99.1

FOR RELEASE, Friday, September 24, 2010	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS THIRD QUARTER 2010 RESULTS
Total Revenues of $501 Million, Up 9% Year over Year
Homebuilding Business Generates Operating Income for the First Time in Nearly Four Years
Net Loss Narrows to Near Break-Even Results
LOS ANGELES (September 24, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its third quarter ended August 31, 2010. Results and developments include:
•
Total revenues increased to $501.0 million in the third quarter of 2010, up 9% from $458.5 million in the third quarter of 2009, marking the first time in nearly four years that the Company has generated year-over-year quarterly revenue growth. The increase reflected higher housing revenues, with the number of homes delivered up 4% from a year ago to 2,320 and the average selling price up 6% year over year to $214,200.

•
The Company’s homebuilding business generated operating income of $8.4 million for the quarter ended August 31, 2010, compared to an operating loss of $42.1 million for the year-earlier quarter. The improvement in the current quarter results was driven by an increase in homes delivered, a higher housing gross margin, and lower selling, general and administrative expenses.

•
The third quarter 2010 net loss totaled $1.4 million, or $.02 per diluted share, improving from a net loss of $66.0 million, or $.87 per diluted share, for the year-earlier quarter. The current quarter results included $3.3 million of inventory impairment and land option contract abandonment charges, compared to $47.7 million for inventory and joint venture impairments and land option contract abandonments recorded in the third quarter of 2009.

•
The Company’s cash, cash equivalents and restricted cash at August 31, 2010 totaled $1.04 billion. The Company’s debt balance at August 31, 2010 was $1.80 billion, down $19.5 million from $1.82 billion at November 30, 2009.

•
The Company added approximately 3,700 owned or controlled lots to its inventory in the third quarter of 2010, primarily in its West Coast and Central regions. As of August 31, 2010, the Company owned and controlled over 41,000 lots.

•
Backlog at August 31, 2010 totaled 2,169 homes, representing potential future housing revenues of approximately $455.3 million. At August 31, 2009, the Company’s backlog totaled 3,722 homes, representing potential future housing revenues of approximately $734.1 million. Company-wide net orders decreased 39% to 1,314 in the third quarter of 2010 from 2,158 in the year-earlier quarter.

“Strong top-line growth in revenues, an expanded housing gross margin and lower selling, general and administrative expenses were the key drivers of our improved financial results in the third quarter of 2010,” said Jeffrey Mezger, president and chief executive officer. “We believe our results for the quarter demonstrate that with the disciplined execution of our business strategies we are generating greater operational efficiencies and are making solid progress toward our goal of achieving sustained profitability.”
Total revenues of $501.0 million for the quarter ended August 31, 2010 rose 9% from the year-earlier quarter, reflecting an increase in housing revenues. Housing revenues increased from the year-earlier period as a result of a 4% year-over-year increase in the number of homes delivered and a 6% year-over-year increase in the average selling price. The Company delivered 2,320 homes at an average selling price of $214,200 in the 2010 third quarter, compared to 2,240 homes delivered at an average selling price of $202,800 in the year-earlier quarter. Third-quarter land sale revenues totaled $1.9 million in 2010 and $2.1 million in 2009.
The Company’s homebuilding business generated operating income of $8.4 million in the third quarter of 2010, representing an improvement of $50.5 million from an operating loss of $42.1 million in the same quarter of 2009. This marked the first time in nearly four years that the Company’s homebuilding business has posted quarterly operating income, which reflected higher gross profits, resulting from an increase in homes delivered and a higher housing gross margin, as well as lower selling, general and administrative expenses. The Company had $3.3 million of inventory impairment and land option contract abandonment charges in the 2010 third quarter, compared to $24.5 million of such charges in the year-earlier quarter. The Company’s third-quarter housing gross margin was 17.5% in 2010, an increase of 6.4 percentage points from 11.1% in 2009. Excluding inventory impairment and land option contract abandonment charges, the housing gross margin rose by 3.6 percentage points to 18.2% in the current quarter from 14.6% in the year-earlier quarter. Land sales produced break-even results in the third quarter of 2010. This compared to a loss of $8.4 million in the third quarter of 2009, which included $8.5 million of impairment charges related to planned future land sales.
Selling, general and administrative expenses decreased by $5.3 million, or 6%, to $78.6 million in the third quarter of 2010, compared to $83.9 million in the year-earlier period. The decrease reflected, among other things, the impact of Company-wide cost-saving initiatives and income associated with long-term, cash-settled compensation tied to the Company’s stock price, partially offset by higher legal and advertising expenses. As a percentage of housing revenues, the Company’s selling, general and administrative expenses improved by 2.7 percentage points to 15.8% in the third quarter of 2010, compared to 18.5% in the year-earlier quarter, and was substantially lower than the ratios of 27.5% and 22.4% in the first and second quarters of 2010, respectively.

The Company’s share of losses from unconsolidated homebuilding joint ventures totaled $1.9 million in the third quarter of 2010. This compared to a share of losses totaling $26.3 million in the third quarter of 2009, which included $23.2 million of impairment charges.
Financial services operations, which include the Company’s equity interest in KBA Mortgage, LLC, an unconsolidated mortgage banking joint venture with Bank of America, N.A., generated pretax income of $2.4 million in the current quarter and $5.6 million in the year-earlier quarter.
The Company posted a net loss of $1.4 million, or $.02 per diluted share, in the third quarter of 2010, including pretax, noncash charges of $3.3 million for inventory impairments and land option contract abandonments and an after-tax charge of $3.0 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss. These results improved from the third quarter of 2009, when the Company generated a net loss of $66.0 million, or $.87 per diluted share, including pretax, noncash charges of $47.7 million for inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $35.5 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss.
Net orders in the third quarter of 2010 were 1,314, down 39% from 2,158 in the year-earlier period. As a percentage of beginning backlog, the Company’s cancellation rate was 21% in the current quarter, compared to 20% in the 2009 third quarter. The Company’s backlog at August 31, 2010 totaled 2,169 homes, a 42% decrease from 3,722 homes in backlog at August 31, 2009. Potential future housing revenues in backlog at August 31, 2010 decreased 38% to $455.3 million, from $734.1 million at the end of the 2009 third quarter, primarily due to the lower number of homes in backlog.
“Despite generally favorable conditions for homebuyers, including high affordability and record-low mortgage interest rates, we experienced a year-over-year decline in our third quarter net orders due to a reduction in housing demand following the April 30, 2010 expiration of the federal homebuyer tax credit, a challenging economic environment, a decrease in our overall community count and a tough comparison against the strong net orders we reported a year ago,” said Mezger.
“The housing market continues to face significant headwinds from high unemployment and foreclosures, which are impeding a broader recovery, and recent net order trends in the homebuilding industry have injected additional caution into our near-term outlook,” continued Mezger. “Nonetheless, building on our improved operating results for the third quarter, we intend to maintain our strategic initiatives to open new communities in select locations that are expected to offer attractive potential sales growth, and to carefully evaluate land investment opportunities that meet our standards so that we are well-positioned, financially and operationally, for the long term.”
The Company delivered 5,428 homes in the nine months ended August 31, 2010, nearly unchanged from the year-earlier period, while the average selling price decreased 1% year over year to $208,100. For the first nine months of fiscal 2010, Company-wide revenues totaled $1.14 billion, compared to $1.15 billion for the year-earlier period. The Company posted a net loss of $86.8 million, or $1.13 per diluted share, for the nine months ended August 31, 2010, including pretax, noncash charges of $16.7 million for inventory impairments and land option contract abandonments, and an after-tax charge of $37.0 million to record a valuation allowance against net deferred tax assets. In the nine months ended August 31, 2009, the Company generated a net loss of $202.5 million, or $2.64 per diluted share, including pretax, noncash charges of $129.5 million for inventory and joint venture impairments and land option contract abandonments, and an after-tax charge of $89.9 million to record a valuation allowance against net deferred tax assets.
The Conference Call on the Third Quarter 2010 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, tax credits, tax incentives and/or subsidies for home purchases, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2010 and 2009
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2010	2009	2010	2009

Total revenues	$1,139,033	$1,150,282	$501,003	$458,451

Homebuilding:
Revenues	$1,133,846	$1,145,014	$498,821	$456,348
Costs and expenses	(1,178,991)	(1,299,990)	(490,415)	(498,453)

Operating income (loss)	(45,145)	(154,976)	8,406	(42,105)

Interest income	1,628	6,410	603	1,131
Interest expense, net of amounts capitalized/loss on early redemption	(52,108)	(35,502)	(16,183)	(15,379)
Equity in loss of unconsolidated joint ventures	(4,679)	(47,811)	(1,947)	(26,315)

Homebuilding pretax loss	(100,304)	(231,879)	(9,121)	(82,668)

Financial services:
Revenues	5,187	5,268	2,182	2,103
Expenses	(2,639)	(2,569)	(754)	(915)
Equity in income of unconsolidated joint venture	5,946	8,977	996	4,432

Financial services pretax income	8,494	11,676	2,424	5,620

Total pretax loss	(91,810)	(220,203)	(6,697)	(77,048)
Income tax benefit	5,000	17,700	5,300	11,000

Net loss	$(86,810)	$(202,503)	$(1,397)	$(66,048)

Basic and diluted loss per share	$(1.13)	$(2.64)	$(.02)	$(.87)

Basic and diluted average shares outstanding	76,866	76,656	76,909	76,329

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,
	2010	2009

Assets

Homebuilding:
Cash and cash equivalents	$919,851	$1,174,715
Restricted cash	116,384	114,292
Receivables	137,337	337,930
Inventories	1,721,468	1,501,394
Investments in unconsolidated joint ventures	101,435	119,668
Other assets	150,610	154,566

	3,147,085	3,402,565

Financial services	29,367	33,424

Total assets	$3,176,452	$3,435,989

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$288,974	$340,977
Accrued expenses and other liabilities	468,398	560,368
Mortgages and notes payable	1,800,919	1,820,370

	2,558,291	2,721,715

Financial services	4,711	7,050
Stockholders’ equity	613,450	707,224

Total liabilities and stockholders’ equity	$3,176,452	$3,435,989

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2010 and 2009
(In Thousands — Unaudited)

	Nine Months		Three Months
	2010	2009	2010	2009
Homebuilding revenues:

Housing	$1,129,477	$1,139,472	$496,898	$454,212
Land	4,369	5,542	1,923	2,136

Total	$1,133,846	$1,145,014	$498,821	$456,348

	Nine Months		Three Months
	2010	2009	2010	2009
Costs and expenses:

Construction and land costs
Housing	$940,840	$1,066,882	$409,890	$404,006
Land	4,356	15,461	1,923	10,569

Subtotal	945,196	1,082,343	411,813	414,575
Selling, general and administrative expenses	233,795	217,647	78,602	83,878

Total	$1,178,991	$1,299,990	$490,415	$498,453

	Nine Months		Three Months
	2010	2009	2010	2009
Interest expense/loss on early redemption:

Interest incurred	$90,105	$87,192	$30,001	$29,915
Loss on early redemption of debt	—	976	—	976
Loss on voluntary termination of revolving credit facility	1,802	—	—	—
Interest capitalized	(39,799)	(52,666)	(13,818)	(15,512)

Total	$52,108	$35,502	$16,183	$15,379

	Nine Months		Three Months
	2010	2009	2010	2009
Other information:

Depreciation and amortization	$4,233	$5,354	$1,388	$1,752
Amortization of previously capitalized interest	79,454	78,832	27,685	35,460

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2010 and 2009
(Unaudited)

	Nine Months		Three Months
	2010	2009	2010	2009
Average sales price:

West Coast	$335,700	$311,700	$352,200	$306,500
Southwest	159,500	177,000	160,200	161,800
Central	162,500	157,700	163,800	148,900
Southeast	163,100	173,400	173,400	172,600

Total	$208,100	$209,200	$214,200	$202,800

	Nine Months		Three Months
	2010	2009	2010	2009
Homes delivered:

West Coast	1,440	1,589	600	669
Southwest	912	822	337	314
Central	1,934	1,755	855	783
Southeast	1,142	1,280	528	474

Total	5,428	5,446	2,320	2,240

Unconsolidated joint ventures	79	115	24	37

	Nine Months		Three Months
	2010	2009	2010	2009
Net orders:

West Coast	1,372	1,978	335	591
Southwest	850	936	186	355
Central	2,067	2,478	556	808
Southeast	1,182	1,503	237	404

Total	5,471	6,895	1,314	2,158

Unconsolidated joint ventures	62	90	16	17

	August 31, 2010		August 31, 2009
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
(Dollars in thousands)
West Coast	455	$165,546	970	$293,329
Southwest	220	34,490	462	75,439
Central	1,052	171,577	1,444	218,430
Southeast	442	83,703	846	146,896

Total	2,169	$455,316	3,722	$734,094

Unconsolidated joint ventures	20	$7,480	42	$15,456

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
For the Nine Months and Three Months Ended August 31, 2010 and 2009
(In Thousands, Except Percentages — Unaudited)
This press release contains information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges. This financial measure is not calculated in accordance with generally accepted accounting principles (GAAP). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges, is not calculated in accordance with GAAP, this financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Nine Months		Three Months
	2010	2009	2010	2009

Housing revenues	$1,129,477	$1,139,472	$496,898	$454,212
Housing construction and land costs	(940,840)	(1,066,882)	(409,890)	(404,006)

Housing gross margin	188,637	72,590	87,008	50,206
Add: Inventory impairment and land option contract abandonment charges	16,739	81,674	3,377	16,034

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$205,376	$154,264	$90,385	$66,240

Housing gross margin as a percentage of housing revenues	16.7%	6.4%	17.5%	11.1%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	18.2%	13.5%	18.2%	14.6%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.